Exhibit 5.1

717 TEXAS • SUITE 3300 • HOUSTON, TEXAS 77002.2712 TELEPHONE: +1.832.239.3939 • JONESDAY.COM
February 20, 2024

NerdWallet, Inc.
55 Hawthorne Street, 10th Floor
San Francisco, California 94105
Re: Registration Statement on Form S-8 Filed by NerdWallet, Inc.
Ladies and Gentlemen:
We have acted as counsel for NerdWallet, Inc., a Delaware corporation (the “Company”), in connection with the registration of 4,616,378 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company, consisting of (i) 3,846,982 Shares (the “Equity Plan Shares”) that may be issued or delivered and sold pursuant to the NerdWallet, Inc. 2021 Equity Incentive Plan, as amended (the “Equity Plan”) and (ii) 769,396 Shares (the “ESPP Shares”) that may be issued or delivered and sold pursuant to the NerdWallet, Inc. 2021 Employee Stock Purchase Plan (the “ESPP” and, together with the Equity Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold under the Plans will be, when issued or delivered and sold in accordance with the applicable Plan (and, in the case of the Equity Plan Shares, in accordance with the authorized award agreements thereunder (the “Award Agreements”)), validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Equity Plan Shares pursuant to the Equity Plan and the Award Agreements, and the ESPP Shares pursuant to the ESPP, will be in full force and effect at all times at which the Equity Plan Shares and the ESPP Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Equity Plan and the ESPP will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day